Exhibit 10.27
                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

         THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT ("Agreement") made and entered into by and between The Southern Company ("Southern"), Southern Energy, Inc. ("SEI"), Southern Energy Resources, Inc. (the "Company") and Mr. Richard J. Pershing ("Mr. Pershing") (hereinafter collectively referred to as the "Parties") is effective as of the date of execution of this Agreement unless otherwise provided herein.

                              W I T N E S S E T H:

         WHEREAS, Mr.Pershing is the Executive Vice President of the Company which serves as the employer with respect to assets held by SEI;

         WHEREAS, the Parties entered into a Change in Control Agreement effective December 10, 1998 (the "Original Agreement") to provide to Mr. Pershing certain severance benefits under certain circumstances following a change in control (as defined herein) of Southern or the Company;

         WHEREAS, the parties subsequently entered into a Change in Control Agreement, effective December 10, 1998 and executed June 21, 1999, which superseded the Original Agreement (the "Second Agreement") to clarify benefits under this Agreement related to the Southern Energy Resources, Inc. Deferred Incentive Compensation Plan;

         WHEREAS, pursuant to Section 6(d) of the Second Agreement, the Parties may amend the Second Agreement by written agreement;

         WHEREAS, the Parties wish to enter into this Amended and Restated Change in Control Agreement pursuant to the provisions of such Section 6(d), to
(i) change certain references from normal market bonus to target bonus, (ii) incorporate by reference the definition of "change in control" as provided under the Change in Control Benefit Plan Determination Policy adopted by the board of directors of SEI, (iii) reflect SEI's guarantee of benefits under the Agreement,
(iv) reference an Omnibus Incentive Compensation Plan which may be adopted by SEI in the future, and (v) certain other technical and miscellaneous modifications;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

           1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Annual Compensation" shall mean Mr. Pershing's highest annual base salary rate for the twelve (12) month period immediately preceding the date of the Change in Control plus target bonus.

                  (b) "Board" shall mean the board of directors of the Company.

                  (c) "Change in  Control"  shall have the  meaning of such
             term as set forth in the Change in Control Benefit Plan Determination Policy, as approved by the board of directors of SEI, as such Policy may be amended from time to time in accordance with the provisions therein. However, any amendment to the Policy which causes the definition of "Change in Control" to be more restrictive than such definition in effect on the Effective Date shall not be taken into account for purposes of this Agreement, unless approved by the board of directors of SEI or a compensation committee thereof and agreed to in writing by Mr. Pershing.

                  (d) "COBRA  Coverage"  shall mean any  continuation  coverage to which Mr. Pershing or his dependents may be entitled pursuant to Code Section 4980B.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Company" shall mean Southern Energy Resources, Inc., its successors and assigns.

                  (g) "DIC  Plan"  shall  mean  the  Southern  Energy
             Resources,   Inc.  Deferred   Incentive Compensation Plan or
             replacement thereto, as such plans may be amended from time to time.

                  (h) "Effective  Date" shall mean the date of execution
             of this Agreement,  unless  otherwise
             provided herein.

                  (i) "Employee Outplacement Program" shall mean the program established by the Company from time to time for the purpose of assisting participants covered by the plan in finding employment outside of the Company which provides for the following services:

                       (i)  self-assessment,   career   decision  and  goal
                  setting;

                      (ii) job market  research  and job sources;

                     (iii)  networking  and  interviewing   skills;

                      (iv)  planning  and  implementation  strategy;

                       (v) resume writing, job hunting methods and salary negotiation; and

                      (vi)  office support and job search resources.

                  (j) "Exchange Act" shall mean the Securities Exchange Act of
             1934, as amended.

                  (k) "Good  Reason"  shall mean,  without  Mr.  Pershing's
             express written consent, after written notice to the Board, and after a thirty (30) day opportunity for the Board to cure, the continuing occurrence of any of the following events:
                      (i) Inconsistent Duties. A meaningful and detrimental
                  alteration in Mr. Pershing's position or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control;

                     (ii) Reduced Salary. A reduction of five percent (5%)
                  or more by the  Company  in either of the  following:

                         (i) Mr. Pershing's  annual base  salary rate as in
                      effect immediately prior to the Change in Control (except for a less than ten percent (10%), across-the-board annual base salary rate reduction similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company); or
                        (ii) the sum of Mr.  Pershing's  annual  base  salary
                      rate plus target bonus under the Company's Short Term Plan (except for a less than ten percent (10%), across-the-board reduction of annual base salary rate plus target bonus under the Short Term Plan similarly affecting at least ninety-five percent
                      (95%) of the Executive Employees of the Company);

                     (iii) Pension and Compensation Plans. The failure by
                  the Company to continue in effect any pension or compensation plan or agreement in which Mr. Pershing participates or is a party as of the date of the Change in Control or the elimination of Mr. Pershing's participation therein, (except for across-the-board plan changes or terminations similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company); For purposes of this Paragraph 1.(k), a "pension plan or agreement" shall mean any written arrangement executed by an authorized officer of the Company which provides for payments upon retirement; and a "compensation plan or arrangement" shall mean any written arrangement executed by an authorized officer of the Company which provides for periodic, non-discretionary compensatory payments in the nature of bonuses.

                     (iv) Relocation. A change in Mr. Pershing's work location to a location more than fifty (50) miles from the office where Mr. Pershing is located at the time of the Change in Control, unless such new work location is within fifty (50) miles from Mr. Pershing's principal place of residence at the time of the Change in Control. The acceptance, if any, by Mr. Pershing of employment by the Company at a work location which is outside the fifty mile radius set forth in this Paragraph 1.(k)(iv) shall not be a waiver of Mr. Pershing's right to refuse subsequent transfer by the Company to a location which is more than fifty (50) miles from Mr. Pershing's principal place of residence at the time of the Change in Control, and such subsequent unconsented transfer shall be "Good Reason" under this Agreement; or

                      (v)  Benefits  and  Perquisites.  The  taking  of any
                  action by the Company which would directly or indirectly materially reduce the benefits enjoyed by Mr. Pershing under the Company's retirement, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which Mr. Pershing was participating immediately prior to the Change in Control; or the failure by the Company to provide Mr. Pershing with the number of paid vacation days to which Mr. Pershing is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control (except for across-the-board plan or vacation policy changes or plan terminations similarly affecting at least ninety-five percent (95%) of the Executive Employees of the Company).

                      (vi) For purposes of this Paragraph 1.(k), the term
                  "Executive Employee" shall mean employees of the Company whose annual base salary is $130,000 or more.

                 (l) "Group  Health Plan" shall mean the group health plan
             covering Mr. Pershing, as such plan may be amended from time to time.

                 (m) "Group Life  Insurance  Plan" shall mean the group life insurance program covering Mr.Pershing, as such plan may be amended from time to time.

                 (n) "Month of Service"  shall mean any calendar  month during which Mr. Pershing has worked at least one (1) hour or was on approved leave of absence while in the employ of the Company or any affiliate or subsidiary of Southern.

                 (o) "Pension  Plan" shall mean The Southern  Company  Pension
             Plan, as such plan may be amended from time to time.

                 (p) "Performance Dividend Plan" shall mean the Southern Company Performance Dividend Plan or any replacement thereto, as such plans may be amended from time to time.

                 (q) "Performance Stock Plan" shall mean the Southern Company Performance Stock Plan or any replacement thereto, as such plans may be amended from time to time.

                 (r) "Southern" shall mean The Southern Company, its successors and assigns.

                 (s) "Southern Board" shall mean the board of directors of Southern.

                 (t) "SEI" shall mean Southern Energy, Inc., its successors and assigns.

                 (u) "Southern Subsidiary" shall mean any corporation or other entity Controlled by Southern.

                 (v) "Termination for Cause" or "Cause" shall mean the termination of Mr. Pershing's employment by the Company upon the occurrence of any of the following:

                     (i) The willful and continued failure by Mr. Pershing
                  substantially to perform his duties with the Company (other than any such failure resulting from Mr. Pershing's Total Disability or from Mr. Pershing's retirement or any such actual or anticipated failure resulting from termination by Mr. Pershing for Good Reason) after a written demand for substantial performance is delivered to him by the Southern Board, which demand specifically identifies the manner in which the Southern Board believes that he has not substantially performed his duties; or

                    (ii) The willful  engaging by Mr. Pershing in conduct
                  that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, but not limited to any of the following:

                         (A) any  willful act  involving  fraud or  dishonesty
                     in the course of Mr. Pershing's employment by the Company;

                         (B) the willful carrying out of any activity
                     or the making of any statement which would materially prejudice or impair the good name and standing of the Company, SEI, Southern or any Southern Subsidiary or would bring the Company, SEI, Southern or any other Southern Subsidiary into contempt, ridicule or would reasonably shock or offend any community in which the Company, SEI, Southern or such Southern Subsidiary is located;

                         (C)  attendance  at  work  in  a  state  of
                     intoxication or otherwise being found in possession at his workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                         (D) violation of the  Company's  policies on
                     drug and alcohol usage, fitness for duty requirements or similar policies as may exist from time to time as adopted by the Company's safety officer;

                         (E) assault or other act of violence  against any
                     person  during the course of employment; or

                         (F) indictment of any felony or any misdemeanor
                     involving moral turpitude.

                  No act or failure to act by Mr. Pershing shall be deemed "willful" unless done, or omitted to be done, by Mr. Pershing not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                  Notwithstanding the foregoing, Mr. Pershing shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Southern Board at a meeting of the Southern Board called and held for such purpose (after reasonable notice to Mr. Pershing and an opportunity for him, together with counsel, to be heard before the Southern Board), finding that, in the good faith opinion of the Southern Board, Mr. Pershing was guilty of conduct set forth above in clause (i) or (ii) of this Paragraph 1.(v) and specifying the particulars thereof in detail.

             (w) "Termination Date" shall mean the date on which Mr. Pershing's employment with the Company is terminated; provided, however, that solely for purposes of Paragraph 2.(c) hereof, the Termination Date shall be the effective date of his retirement pursuant to the terms of the Pension Plan.

             (x) "Total Disability" shall mean Mr. Pershing's total disability within the meaning of the Pension Plan.

             (y) "Value Creation Plan" shall mean the Southern Energy Resources, Inc. Value Creation Plan, or any replacement thereto, as such plans may be amended from time to time.

             (z) "Waiver and Release" shall mean the Waiver and Release attached hereto as Exhibit A.

            (aa) "Year of Service" shall mean Mr. Pershing's Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven (7). If Mr. Pershing has a break in his service with the Company, he will receive credit under this Agreement for service prior to the break in service only if the break in service is less than five years.

         2. Severance Benefits.

            (a)  Eligibility.   Except  as  otherwise   provided  in  this
         Paragraph  2.(a),  if  Mr.   Pershing's   employment  is  involuntarily
         terminated by the Company at any time during the two year period following a Change in Control for reasons other than Cause, or if Mr. Pershing voluntarily terminates his employment with the Company for Good Reason at any time during the two year period following a Change in Control, Mr. Pershing shall be entitled to receive the benefits described in this Agreement upon the Company's receipt of an effective Waiver and Release. Notwithstanding anything to the contrary herein, Mr. Pershing shall not be eligible to receive benefits under this Agreement if Mr. Pershing:

                 (i) voluntarily terminates his employment with the Company for other than Good Reason;

                (ii)  has his employment terminated by the Company for Cause;

               (iii) accepts the transfer of his employment to Southern, any Southern Subsidiary or any employer that succeeds to all or substantially all of the assets of SEI, Southern or any Southern Subsidiary;

                (iv) refuses an offer of continued employment with the Company, any Southern Subsidiary, or any employer that succeeds to all or substantially all of the assets of SEI, Southern, or any Southern Subsidiary under circumstances where such refusal would not amount to Good Reason for voluntary termination of employment; or

                 (v) elects to receive the benefits of any other voluntary or involuntary severance or separation program, plan or agreement maintained by the Company in lieu of benefits under this Agreement; provided however, that the receipt of benefits under the terms of any retention plan or agreement shall not be deemed to be the receipt of severance or separation benefits for purposes of this Agreement.

           (b) Severance Benefits. If Mr. Pershing meets the eligibility requirements of Paragraph 2.(a) hereof, he shall be entitled to a cash severance benefit in an amount equal to three times his Annual Compensation (the "Severance Amount"). If any portion of the Severance Amount constitutes an "excess parachute payment" (as such term is defined under Code Section 280G ("Excess Parachute Payment")), the Company shall pay to Mr. Pershing an additional amount calculated by determining the amount of tax under Code Section 4999 that he otherwise would have paid on any Excess Parachute Payment with respect to the Change in Control and dividing such amount by a decimal determined by adding the tax rate under Code Section 4999 ("Excise Tax"), the hospital insurance tax under Code Section 3101(b) ("HI Tax") and federal and state income tax measured at the highest marginal rates ("Income Tax") and subtracting such result from the number one (1) (the "280G Gross-up"); provided, however, that no 280G Gross-up shall be paid unless the Severance Amount plus all other "parachute payments" to Mr. Pershing under Code Section 280G exceeds three (3) times Mr. Pershing's "base amount" (as such term is defined under Code Section 280G ("Base Amount")) by ten percent (10%) or more; provided further, that if no 280G Gross-up is paid, the Severance Amount shall be capped at three (3) times Mr. Pershing's Base Amount, less all other "parachute payments" (as such term is defined under Code Section 280G) received by Mr. Pershing, less one dollar (the "Capped Amount"), if the Capped Amount, reduced by HI Tax and Income Tax, exceeds what otherwise would have been the Severance Amount, reduced by HI Tax, Income Tax and Excise Tax.

                 For purposes of this Paragraph 2.(b), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Base Amount, Capped Amount, etc., shall be determined by the tax department of the independent public accounting firm then responsible for preparing Southern's consolidated federal income tax return, and such calculations or determinations shall be binding upon the parties hereto.

            (c) Welfare Benefits. If Mr. Pershing meets the eligibility requirements of Paragraph 2.(a) hereof and is not otherwise eligible to receive retiree medical and life insurance benefits provided to certain retirees pursuant to the terms of the Pension Plan, the Group Health Plan and the Group Life Insurance Plan, he shall be entitled to the benefits set forth in this Paragraph 2.(c).

               (i)  Mr. Pershing shall be eligible to participate for
             a period not to exceed five (5) years in the Company's Group Health Plan, upon payment of both the Company's and his monthly premium under such plan, for a period of six (6) months for each of Mr. Pershing's Years of Service. If Mr. Pershing elects to receive this extended medical coverage, he shall also be entitled to elect coverage under the Group Health Plan for his dependents who were participating in the Group Health Plan on Mr. Pershing's Termination Date (and for such other dependents as may be entitled to coverage under the provisions of the Health Insurance Portability and Accountability Act of 1996) for the duration of Mr. Pershing's extended medical coverage under this Paragraph 2.(c)(i) to the extent such dependents remain eligible for dependent coverage under the terms of the Group Health Plan.

                    (A) The extended medical  coverage  afforded
                  to Mr. Pershing pursuant to Paragraph 2.(c)(i), as well as the premiums to be paid by Mr. Pershing in connection with such coverage shall be determined in accordance with the terms of the Group Health Plan and shall be subject to any changes in the terms and conditions of the Group Health Plan as well as any future increases in premiums under the Group Health Plan. The premiums to be paid by Mr. Pershing in connection with this extended coverage shall be due on the first day of each month; provided, however, that if he fails to pay his premium within thirty
                  (30) days of its due date, such extended coverage shall be terminated.

                    (B) Any Group Health Plan coverage  provided
                  under Paragraph 2.(c)(i) shall be a part of and not in addition to any COBRA Coverage which Mr. Pershing or his dependent may elect. In the event that Mr. Pershing or his dependent becomes eligible to be covered, by virtue of re-employment or otherwise, by any employer-sponsored group health plan or is eligible for coverage under any government-sponsored health plan during the above period, coverage under the Company's Group Health Plan available to Mr. Pershing or his dependent by virtue of the provisions of Paragraph 2.(c)

                      (i) shall terminate,  except as may
                  otherwise be required by law, and shall not be renewed.

                     (ii)  Mr.  Pershing  shall be  entitled  to
                  receive cash in an amount equal to the Company's and Mr. Pershing's cost of premiums for three (3) years of coverage under the Group Health Plan and Group Life Insurance
                  Plan in accordance with the terms of such plans as of the date of the Change in Control.

                  (d) Incentive Plans. If Mr. Pershing meets the eligibility requirements of Paragraph 2.(a) hereof he shall be entitled to the following benefits under the Company's incentive plans:

                      (i) Stock Option Plan.
                          (A) Any of Mr. Pershing's  Options and Stock
                      Appreciation Rights under the Performance Stock Plan (the defined terms of which are incorporated in this Paragraph 2.(d)(i) by reference) which are outstanding as of the Termination Date and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; provided, that in the case of a Stock Appreciation Right, if Mr. Pershing is subject to
                      Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable at such time if such action would result in liability to Mr. Pershing under Section 16(b) of the Exchange Act, provided further, that any such actions not taken as a result of the rules of Section 16(b) of the Exchange Act shall be effective as of the first date that such activity would no longer result in liability under Section 16(b) of the Exchange Act.

                        (B) The restrictions and deferral
                      limitations applicable to any of Mr. Pershing's Restricted Stock as of the Termination Date shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant.

                        (C) The restrictions and deferral
                      limitations and other conditions applicable to any other Awards held by Mr. Pershing under the Performance Stock Plan as of the Termination Date shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

                      (ii) Performance Dividend Plan. Provided Mr. Pershing
                  is not entitled to benefits under the Performance Dividend Plan (the defined terms of which are incorporated in this Paragraph 2.(d)(ii) by reference), if the Performance Dividend Plan is in place through Mr. Pershing's Termination Date and to the extent Mr. Pershing is entitled to participate therein, Mr. Pershing shall be entitled to receive cash for each Award held by Mr. Pershing on his Termination Date, based on actual performance under Section 4.1 of the Performance Dividend Plan determined as of the most recently completed calendar quarter of the Performance Period in which the Termination Date shall have occurred, and the Annual Dividend declared prior to the Termination Date.

                      (iii) Value  Creation  Plan.  Any of Mr.  Pershing's
                  Appreciation Rights or Indexed Rights under the Value Creation Plan (the defined terms of which are incorporated in this Paragraph 2.(d)(iii) by reference) which are outstanding as of the Termination Date and which are not then exercisable and vested, shall become fully exercisable and fully vested to the full extent of the original grant. Notwithstanding anything in the Value Creation Plan to the contrary, Share Value with respect to any Appreciation Rights or Indexed Rights held by Mr. Pershing following his Termination Date shall be no less than the Share Value as of the date of the Change in Control of Southern or SEI, as the case may be. In addition, notwithstanding any provision in this Agreement to the contrary, Mr. Pershing's rights and benefits under the terms of the Value Creation Plan will not be prejudiced by execution of this Agreement.

                     (iv) Other Short Term Incentive Plans. The provisions
                  of this Paragraph 2.(d)(iv) shall apply if and to the extent that Mr. Pershing is a participant in any other "short term compensation plan" not otherwise previously referred to in this Paragraph 2.(d). Provided Mr. Pershing is not otherwise entitled to a plan payout under any change of control provisions of such plans, if the "short term compensation plan" is in place as of the Termination Date and to the extent Mr. Pershing is entitled to participate therein, Mr. Pershing shall receive cash in an amount equal to his award under the Company's "short term incentive plan" for the annual performance period in which the Termination Date shall have occurred, at Mr. Pershing's target performance level and prorated by the number of months which have passed since the beginning of the annual performance period until his Termination Date. For purposes of this Paragraph 2.(d)(iv) the term "short term incentive compensation plan" shall mean any incentive compensation plan or arrangement adopted in writing by the Company which provides for annual, recurring compensatory bonuses based upon articulated performance criteria.

                    (v) DIC Plan.  Provided Mr. Pershing is not entitled
                  to benefits under Article V of the DIC Plan (the defined terms of which are incorporated into this Paragraph 2(d)(v) by reference), if the DIC Plan is in place through Mr. Pershing's Termination Date and to the extent that Mr. Pershing is entitled to participate therein, any of Mr. Pershing's Awards as of the Termination Date which are not then vested shall become fully vested and Mr. Pershing shall be entitled to receive cash in the amount equal to Mr. Pershing's Account as of his Termination Date. Notwithstanding anything in the DIC Plan to the contrary, the investment return on the Awards determined in accordance with Section 3.1 of the DIC Plan for any Plan Year following a Change in Control shall be no less than the investment return determined in accordance with
                  Section 3.1 of the DIC Plan as of the date of such Change in Control with respect to those Accounts which are outstanding as of the date of such Change in Control.

                    (vi) Omnibus  Incentive  Compensation  Plan.  In  the
                  event of an initial public offering of SEI and the adoption of the Southern Energy, Inc. Omnibus Incentive Compensation Plan (the "Omnibus Plan"), Mr. Pershing's right to receive incentive compensation under the Omnibus Plan in the event of a "change in control," as defined therein, shall be governed by the terms of such Omnibus Plan and the award(s) granted thereunder.

             (e) Payment of Benefits. Any amounts due under this Agreement shall be paid in one (1) lump sum payment as soon as administratively practicable following the later of: (i) Mr. Pershing's Termination Date, or (ii) upon Mr. Pershing's tender of an effective Waiver and Release to the Company in the form of Exhibit A attached hereto and the expiration of any applicable revocation period for such waiver. In the event of a dispute with respect to liability or amount of any benefit due hereunder, an effective Waiver and Release shall be tendered at the time of final resolution of any such dispute when payment is tendered by the Company. Effective May 10, 2000, if the Company fails or refuses to make payments under the Agreement, Mr. Pershing may have the right to obtain payment by SEI pursuant to the terms of the "Guarantee Agreement Concerning Southern Energy Resources, Inc. Compensation and Benefit Arrangements" entered into by the Company and SEI. Mr. Pershing's right to payment is not increased as a result of this SEI Guarantee. He has the same right to payment from SEI as he would have from the Company. Any demand to enforce this SEI Guarantee should be made in writing and should reasonably and briefly specify the manner and the amount the Company has failed to pay. Such writing given by personal delivery or mail shall be effective upon actual receipt. Any writing given by telegram or telecopier shall be effective upon actual receipt if received during SEI's normal business hours, or at the beginning of the next business day after receipt, if not received during SEI's normal business hours. All arrivals by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

             (f) Benefits in the Event of Death. In the event of Mr. Pershing's death prior to the payment of all amounts due under this Agreement, Mr. Pershing's estate shall be entitled to receive as due any amounts not yet paid under this Agreement upon the tender by the executor or administrator of the estate of an effective Waiver and Release.

             (g) Legal Fees. In the event of a dispute between Mr. Pershing and the Company with regard to any amounts due hereunder, if any material issue in such dispute is finally resolved in Mr. Pershing's favor, the Company shall reimburse Mr. Pershing's legal fees incurred with respect to all issues in such dispute in an amount not to exceed fifty thousand dollars ($50,000).

             (h) Employee Outplacement Services. Mr. Pershing shall be eligible to participate in the Employee Outplacement Program, which program shall not be less than six (6) months duration measured from Mr. Pershing's Termination Date.

             (i) Non-qualified  Retirement and Deferred Compensation Plans.
         The Parties agree that subsequent to a Change in Control, any claims by Mr. Pershing for benefits under any of the Company's non-qualified retirement or deferred compensation plans shall be resolved through binding arbitration in accordance with the provisions and procedures set forth in Paragraph 5 hereof and if any material issue in such dispute is finally resolved in Mr. Pershing's favor, the Company shall reimburse Mr. Pershing's legal fees in the manner provided in Paragraph 2.(g) hereof.

         3. Transfer of Employment. In the event that Mr. Pershing's employment by the Company is terminated during the two year period following a Change in Control and Mr. Pershing accepts employment by Southern, a Southern Subsidiary, or any employer that succeeds to all or substantially all of the assets of SEI, Southern or any Southern Subsidiary, the Company shall assign this Agreement to Southern, such Southern Subsidiary, or successor employer, Southern shall accept such assignment or cause such Southern Subsidiary or successor employer to accept such assignment, and such assignee shall become the "Company" for all purposes hereunder.

         4. No Mitigation. If Mr. Pershing is otherwise eligible to receive benefits under Paragraph 2 of this Agreement, he shall have no duty or obligation to seek other employment following his Termination Date and, except as otherwise provided in Paragraph 2.(a)(iii) hereof, the amounts due Mr. Pershing hereunder shall not be reduced or suspended if Mr. Pershing accepts such subsequent employment.

         5. Arbitration.
            (a) Any dispute, controversy or claim arising out of or relating to the Company's obligations to pay severance benefits under this Agreement, or the breach thereof, shall be settled and resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except as otherwise provided herein. The arbitration shall be the sole and exclusive forum for resolution of any such claim for severance benefits and the arbitrators' award shall be final and binding. The provisions of this Paragraph 5 are not intended to apply to any other disputes, claims or controversies arising out of or relating to Mr. Pershing's employment by the Company or the termination thereof.

            (b) Arbitration shall be initiated by serving a written notice of demand for arbitration to Mr. Pershing, in the case of the Company, or to the Southern Board, in the case of Mr. Pershing.

            (c) The arbitration shall be held in Atlanta, Georgia. The arbitrators shall apply the law of the State of Georgia, to the extent not preempted by federal law, excluding any law which would require the application of the law of another state.

            (d) The parties shall appoint arbitrators within fifteen (15) business days following service of the demand for arbitration. The number of arbitrators shall be three. One arbitrator shall be appointed by Mr. Pershing, one arbitrator shall be appointed by the Company, and the two arbitrators shall appoint a third. If the arbitrators cannot agree on a third arbitrator within thirty (30) business days after the service of demand for arbitration, the third arbitrator shall be selected by the AAA.

            (e) The arbitration  filing fee shall be paid by Mr. Pershing.
         All other costs of arbitration shall be borne equally by Mr. Pershing and the Company, provided, however, that the Company shall reimburse such fees and costs in the event any material issue in such dispute is finally resolved in Mr. Pershing's favor and Mr. Pershing is reimbursed legal fees under Paragraph 2.(g) hereof.

            (f) The parties agree that they will faithfully observe the rules that govern any arbitration between them, they will abide by and perform any award rendered by the arbitrators in any such arbitration, including any award of injunctive relief, and a judgment of a court having jurisdiction may be entered upon an award.

            (g) The parties agree that nothing in this Paragraph 5 is intended to preclude any court having jurisdiction from issuing and enforcing in any lawful manner such temporary restraining orders, preliminary injunctions, and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement regardless of whether an arbitration proceeding under this Paragraph 5 has begun. The parties further agree that nothing herein shall prevent any court from entering and enforcing in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement.

        6.  Miscellaneous.
            (a) Funding of Benefits. Unless the Board, in its discretion shall determine otherwise, the benefits payable to Mr. Pershing under this Agreement shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company's creditors.

            (b) Withholding. There shall be deducted from the payment of any benefit due under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Mr. Pershing.

            (c) Assignment. Mr. Pershing shall have no rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any benefit due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

            (d) Amendment and Termination. The Agreement may be amended or terminated only by a writing executed by the parties.

            (e)  Construction.   This  Agreement  shall  be  construed  in
         accordance with and governed by the laws of the State of Georgia, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state.

            (f)  Pooling  Accounting.   Notwithstanding  anything  to  the
         contrary herein, if, but for any provision of this Agreement, a Change in Control transaction would otherwise be accounted for as a pooling-of-interests under APB No.16 ("Pooling Accounting") (after giving effect to any and all other facts and circumstances affecting whether such Change in Control transaction would use Pooling Accounting,), such provision or provisions of this Agreement which would otherwise cause the Change in Control transaction to be ineligible for Pooling Accounting shall be void and ineffective in such a manner and to the extent that by eliminating such provision or provisions of this Agreement, Pooling Accounting would be required for such Change in Control transaction.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of __________________, 2000.

                                    THE SOUTHERN COMPANY


                           By:      ____________________________________


                                    SOUTHERN ENERGY RESOURCES, INC.


                           By:      ____________________________________


                                    SOUTHERN ENERGY, INC.


                           By:      ____________________________________


                                    MR. PERSHING


                                    -----------------------------
                                    Richard J. Pershing

RJP
26


                                    Exhibit A

                           CHANGE IN CONTROL AGREEMENT

                               Waiver and Release


         The attached Waiver and Release is to be given to Mr. Richard J. Pershing upon the occurrence of an event that triggers eligibility for severance benefits under the Change in Control Agreement, as described in Paragraph 2(a) of such agreement.

                          CHANGE IN CONTROL AGREEMENT

                               Waiver and Release

         I, Richard J. Pershing, understand that I am entitled to receive the severance benefits described in Section 2 of the Change in Control Agreement (the "Agreement") if I execute this Waiver and Release ("Waiver"). I understand that the benefits I will receive under the Agreement are in excess of those I would have received from The Southern Company and Southern Energy Resources, Inc. (collectively, the "Company") if I had not elected to sign this Waiver.

         I recognize that I may have a claim against the Company under the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Energy Reorganization Act of 1974, as amended, the Americans with Disabilities Act or other federal, state and local laws.

         In exchange for the benefits I elect to receive, I hereby irrevocably waive and release all claims, of any kind whatsoever, whether known or unknown in connection with any claim which I ever had, may have, or now have against The Southern Company, Alabama Power Company, Georgia Power Company, Gulf Power
Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Communication Services, Inc., Southern Company Services, Inc., Southern Energy Resources, Inc., Southern Company Energy Solutions, Inc., Southern Nuclear Operating Company, Inc. and other direct or indirect subsidiaries of The Southern Company and their past, present and future officers, directors, employees, agents and attorneys. Nothing in this Waiver shall be construed to release claims or causes of action under the Age Discrimination in Employment Act or the Energy Reorganization Act of 1974, as amended, which arise out of events occurring after the execution date of this Waiver.

         In further exchange for the benefits I elect to receive, I understand and agree that I will respect the proprietary and confidential nature of any information I have obtained in the course of my service with the Company or any subsidiary or affiliate of The Southern Company. However, nothing in this Waiver shall prohibit me from engaging in protected activities under applicable law or from communicating, either voluntary or otherwise, with any governmental agency concerning any potential violation of the law.

         In signing this Waiver, I am not releasing claims to benefits that I am already entitled to under any workers' compensation laws or under any retirement plan or welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, which is sponsored by or adopted by the Company and/or any of its direct or indirect subsidiaries; however, I understand and acknowledge that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

         In signing this Waiver, I realize that I am waiving and releasing, among other things, any claims to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company.

         I have been encouraged and advised in writing to seek advice from anyone of my choosing regarding this Waiver, including my attorney, and my accountant or tax advisor. Prior to signing this Waiver, I have been given the opportunity and sufficient time to seek such advice, and I fully understand the meaning and contents of this Waiver.

         I understand that I may take up to twenty-one (21) calendar days to consider whether or not I desire to enter this Waiver. I was not coerced, threatened or otherwise forced to sign this Waiver. I have made my choice to sign this Waiver voluntarily and of my own free will.

         I understand that I may revoke this Waiver at any time during the seven
(7) calendar day period after I sign and deliver this Waiver to the Company. If I revoke this Waiver, I must do so in writing delivered to the Company. I understand that this Waiver is not effective until the expiration of this seven
(7) calendar day revocation period. I understand that upon the expiration of such seven (7) calendar day revocation period this entire Waiver will be binding upon me and will be irrevocable.

         I understand that by signing this Waiver I am giving up rights I may have.

         IN WITNESS WHEREOF, the undersigned hereby executes this Waiver this ____ day of ____________________, in the year _____.


                                                  Richard J. Pershing

Sworn to and subscribed to me this
____ day of ____________, _____.


Notary Public

My Commission Expires:


(Notary Seal)

         Acknowledged and Accepted by the Company, as defined in the Waiver.

By:
         -----------------------------------
Date:
         -----------------------------------